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                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                YEAR ENDED NOVEMBER 30,

                                                        2000             2001              2002
                                                     ---------         ---------        ---------
Earnings:
  Income before income taxes.......................  $      87         $     187        $      42
  Fixed charges included in income
    from operations per below......................         20                36               19
  Minority interest................................         (3)               (4)               1
  Amortization of financing costs..................         --                 3                4
                                                     ---------         ---------        ---------
  Total earnings...................................        104               222               66

Fixed Charges:
  Interest expense.................................  $      18         $      33        $      16
  Portion of rent expense
    representing interest........................            2                 3                3
                                                     ---------         ---------        ---------
  Fixed charges included in income
    from operations................................         20                36               19

 Capitalized financing costs.......................         --                14                9
                                                     ---------         ---------        ---------

  Total fixed charges..............................         20                50               28
                                                     ---------         ---------        ---------
Ratio of earnings to fixed charges.................        5.2               4.4              2.4
                                                     =========         =========        =========
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